Exhibit 99.1

REDWOOD TRUST DECLARES FIRST QUARTER 2023 COMMON AND PREFERRED DIVIDENDS

MILL VALLEY, CA –– Redwood Trust, Inc. (NYSE: RWT; “Redwood” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today announced that its Board of Directors (the “Board”) has declared first quarter 2023 common and preferred stock dividends.

Common Stock Dividend

The Board has authorized the declaration of a first quarter 2023 regular common stock dividend of $0.23 per share. This marks the Company's 95th consecutive quarterly dividend. The first quarter 2023 common stock dividend is payable on March 31, 2023 to stockholders of record on March 24, 2023.

Preferred Stock Dividend

In accordance with the terms of Redwood’s 10.00% Series A Fixed-Rate Reset Cumulative Redeemable Preferred Stock (“Series A”), the Board authorized the declaration of a Series A short-period dividend for the first quarter of 2023 of $0.60417 per share. Dividends for the Series A are payable on April 17, 2023 to stockholders of record on March 31, 2023.

“We understand that in times of uncertainty, stability is paramount,” said Chris Abate, Chief Executive Officer of Redwood. “Redwood’s ability to continue to deliver value for our stakeholders is reflective of our sound liquidity and financing. At March 13, 2023, we held approximately $370 million of unrestricted cash and cash equivalents to invest in our business for the long-term.”

Additional Liquidity and Financing Disclosures

Given recent developments within the banking sector, Redwood is providing the following additional disclosures as of March 14, 2023:

•	All unrestricted cash and cash equivalents are held in short-term treasuries, money-market funds and accounts at global money-center banks.

•	The Company had a total of approximately $4.1 billion of available warehouse capacity for residential and business purpose loans.

•	The Company has no warehouse borrowings outstanding from banks that have recently been placed in Federal Deposit Insurance Corporation (“FDIC”) receivership, or from their successor “bridge” banks.

About Redwood

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly traded shares. Our aggregation, origination and investment activities have evolved to incorporate a diverse mix of residential, business purpose and multifamily assets. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. We operate our business in three segments: Residential Mortgage Banking, Business Purpose Mortgage Banking and Investment Portfolio. Additionally, through RWT Horizons™, our venture investing initiative, we invest in early-stage companies strategically aligned with our business across the lending, real estate, and financial technology sectors to drive innovations across our residential and business-purpose lending platforms. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and established a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

CONTACT

Kaitlyn Mauritz

SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com